Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 January 25, 2013

Gold Shares Covered Call ETN
(GLDI)

Credit Suisse AG, Investor Solutions January 2013

Executive Summary
Credit Suisse Gold Shares Covered Call ETN

Ticker:	GLDI
Intraday Indicative Value Ticker:	GLDI.IV
Bloomberg Index Ticker:	QGLDI
CUSIP:	22542D480
Primary Exchange:	Nasdaq (anticipated)
ETN Annual Investor Fee:	0.65%
Inception Date:	1/ /2013
Index:	Credit Suisse NASDAQ Gold FLOWSTM 103 Index

☐	First exchange traded product in the US offering a covered call strategy on a gold investment
☐	Provides variable monthly cash distributions
☐	A scalable covered call solution for advisors and investors to deploy across a range of portfolio sizes and asset allocations
☐	The Index notionally sells a 3% out-of-the-money call option each month while maintaining a notional long position in shares of the SPDR Gold Trust (ticker: GLD UP <Equity>)
☐	Investors have a maximum upside each month of approximately 3% plus the premium generated
☐	Investors have full exposure to the downside of the Index
Credit Suisse AG, Investor Solutions	January 2013 2

Covered Call Strategies
Generating Cash Flow

Covered Call Payoff at Expiration

Covered Call Strategy Recap

☐	An investor establishes a long position in a stock and an equal number of call options are sold
☐	The seller of a call option agrees to sell the underlying stock at a specific strike price upon the expiration of the call option
☐	A premium is received by the seller in consideration for the sale of the option
☐	At expiration of the call option:
–	If the stock price is less than the strike price, the option expires worthless
–	If the stock price is greater than the strike price, the call option seller delivers the stock, and forgoes any gain above the strike price

Source: Bloomberg Professional

Credit Suisse AG, Investor Solutions	January 2013 3

SPDR Gold Trust ETF (GLD)
Return Distribution

	2005	2006	2007	2008	2009	2010	2011	2012
January	-3.61%	9.93%	2.56%	10.84%	5.54%	-1.26%	-6.38%	11.40%
February	3.08%	-1.11%	2.55%	5.23%	1.45%	3.27%	6.00%	-2.97%
March	-1.61%	3.62%	-1.11%	-6.00%	-2.54%	-0.44%	1.60%	-1.32%
April	1.24%	12.03%	2.05%	-4.16%	-3.33%	5.88%	8.94%	-0.15%
May	-3.92%	-1.32%	-2.31%	0.92%	10.23%	3.05%	-1.79%	-6.34%
June	4.30%	-4.67%	-1.94%	4.52%	-5.22%	2.35%	-2.43%	2.35%
July	-1.43%	3.15%	2.37%	-1.44%	2.38%	-5.09%	8.42%	0.84%
August	1.35%	-1.38%	1.11%	-9.29%	0.05%	5.71%	12.27%	4.94%
September	7.60%	-4.53%	10.51%	4.11%	5.84%	4.78%	-11.06%	4.67%
October	-0.64%	1.29%	6.95%	-16.14%	3.72%	3.68%	5.87%	-2.94%
November	5.82%	6.89%	-1.65%	12.57%	12.79%	2.11%	1.67%	-0.47%
December	5.05%	-1.83%	6.65%	7.73%	-7.20%	2.44%	-10.66%	-2.43%

Source: Bloomberg Professional

Credit Suisse AG, Investor Solutions	January 2013 4

SPDR Gold Trust ETF (GLD)
Spot Gold Price & Growth of GLD

Spot Gold & GLD Price History

The above graph sets forth the historical performance of the GLD Shares on the primary exchange from March 1, 2005 to January 11, 2013, and the historical price of gold (using the London PM fixing price) for the period prior to March 1, 2005. Historical performance is not indicative of future performance. The above graph does not reflect any performance of the ETNs or include the investor fees associated with the ETNs, which will reduce the amount of the return on the ETNs at maturity or upon acceleration or repurchase by Credit Suisse.

GLD AUM since Inception ($mm)

Source: Bloomberg Professional

Credit Suisse AG, Investor Solutions	January 2013 5

Current Yield Environment
Traditional Sources of Cash Flow Not Meeting Investor Needs

	12 Month	Annual
	Dividend Yield	Volatility
STOCKS & BONDS
SPDR S&P 500 ETF Trust (SPY)	2.10%	13.14%
iShares Core Total US Bond (AGG)	2.95%	2.78%
iShares iBoxx USD High Yield Corporate Bond ETF (HYG)	6.54%	6.78%
iShares DJ Select Dividend ETF (DVY)	3.49%	15.21%
EQUITY SECTORS
Utilities Select Sector SPDR ETF (XLU)	4.11%	10.13%
iShares DJ US Telecommunications ETF (IYZ)	2.58%	14.18%
ALTERNATIVE ASSET CLASSES
Vanguard REIT ETF (VNQ)	3.49%	13.64%
iShares Mortgage REIT Capped ETF (REM)	11.89%	14.09%
Credit Suisse Cushing 30 MLP Index ETN (MLPN)	5.30%	16.35%
SPDR Gold Trust (GLD)	0.00%	15.51%

☐	Traditional sources of yield are not meeting the cash flow needs of a segment of investors
☐	Search for cash flows is extending into a broader array of assets
☐	Challenge is balancing search for cash flows with risk to capital
☐	Innovative sources of cash flow generated through strategies with low correlation to existing assets held are needed

Source: Bloomberg Professional, as of 1/9/13

Credit Suisse AG, Investor Solutions	January 2013 6

Volatility
GLD Exhibits Similar Volatility as US Large Cap Equity

30 Day Volatilities

Source: Bloomberg Professional

Credit Suisse AG, Investor Solutions	January 2013 7

Correlation
GLD Exhibits Low Correlation to other ETFs

Source: Bloomberg Professional, weekly correlation, 1/19/2010 – 1/18/2013

Credit Suisse AG, Investor Solutions	January 2013 8

GLDI
A Single Security Solution to a Covered Call Strategy

Gold FLOWSTM 103 Index Monthly Call Overwrite Process

Challenges to operating a rolling covered call strategy:

☐	Selecting tenor & strike
☐	Rolling options and funding re-purchases of in-the-money options
☐	Maintaining consistent access and comparable offerings for all clients
☐	Managing strategy across advisor platforms (advisory, discretionary, non-discretionary, etc.)

GLDI presents a single security solution to a covered call strategy on GLD:

☐	Single instrument provides access
☐	Rules based methodology is operated entirely within the Index
☐	Allocation to strategy can be customized to specific clients’ goals, constraints, & cash flow needs
☐	Can be implemented in a scalable fashion across a variety of platforms

Credit Suisse AG, Investor Solutions	January 2013 9

GLDI
Summary

Potential for Monthly Cash Flow	GLDI offers the potential for monthly cash distributions to the extent of the premiums generated on the sale of the monthly call options on GLD A covered call strategy on GLD could offer diversification to the asset allocation
Single Security Solution	Scalable opportunity to allocate to a covered call strategy on GLD Allows for custom allocations to the strategy to align with investors' specific goals, constraints, and cash flow needs
Transparency & Daily Liquidity	Rules based and transparent strategy 1/ /13 intended listing on Nasdaq
First to Market	First US exchange traded product to offer cash flow stream linked to exposure to the price of a gold investment

Credit Suisse AG, Investor Solutions	January 2013 10

Gold Shares Covered Call ETN (GLDI)
Selected Investment Considerations

■	We intend to list the ETNs on Nasdaq under the symbol “GLDI”. We expect that investors will purchase and sell the ETNs primarily in the secondary market. We have no obligation to maintain this listing on Nasdaq or any listing on any other exchange, and may delist the ETNs at any time.
■	The monthly coupon payments (if any) are variable and dependent on the premium generated by the notional sale of options on the GLD shares, and you will not receive any fixed periodic interest payments on the ETNs.
■	Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.
■	The return on the ETNs is linked to the performance of the Index, which measures the return of a covered call strategy on the GLD shares. Your investment reflects a concentrated exposure to a single asset and, therefore, could experience greater volatility than a more diversified investment.
■	Unfavorable price movements in the GLD shares or the options on the GLD shares may cause negative performance of the Index and loss of your investment, and there is no assurance that the strategy on which the Index is based will be successful.
■	The Index replicates notional positions in GLD shares and options. As an owner of the ETNs, you will not have rights that holders of the GLD Shares or in any call options on the GLD Shares may have, and you will have no right to receive delivery of any components of the Index.
■	The ETNs are fully exposed to any decline in the Index. Furthermore, the return at maturity or upon repurchase will be reduced by the fees and charges associated with the ETNs. Therefore, the level of the Index must increase by an amount sufficient to offset the applicable fees and charges.
■	The indicative value is not the same as the closing price or any other trading price of the ETNs in the secondary market. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from the indicative value of such ETNs at such time. Before trading in the secondary market, you should compare the indicative value with the then-prevailing trading price of the ETNs.
■	The ETNs should not be expected to track the price of gold because of the fees and expenses applied to each of the GLD shares and the ETN as well as the design of the Index methodology which limits upside participation in any appreciation of the GLD shares. Accordingly, the performance of the ETNs should not be expected to mirror the performance of the price of gold.
■	We have the right to repurchase your ETNs in whole or in part at any time. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing.
■	Tax consequences of the ETNs are uncertain and potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs.
■	An investment in the ETNs involves significant risks. The selected investment considerations herein are not intended as a complete description of all risks associated with the ETNs. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Credit Suisse AG, Investor Solutions	January 2013 11

Gold Shares Covered Call ETN (GLDI)

Ticker:	GLDI
Intraday Indicative Value Ticker:	GLDI.IV
Bloomberg Index Ticker:	QGLDI
CUSIP:	22542D480
Primary Exchange:	Nasdaq (anticipated)
ETN Annual Investor Fee:	0.65%
Inception Date:	01/ /13
Index:	Credit Suisse NASDAQ Gold FLOWSTM 103 Index

For more information, please contact us:
Phone: 212-538-7333
Email: ETN.Desk@credit-suisse.com

Website: www.credit-suisse.com/etn

Credit Suisse AG, Investor Solutions	January 2013 12